DE JOYA GRIFFITH
Certified Public Accountants and Consultants

August 6, 2015

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

RE: Reve Technologies, Inc.

We have read the statements that we understand Reve Technologies, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

We have no knowledge about BF Borgers CPA PC and were not consulted prior to their appointment as auditors.

Very truly yours,

De Joya Griffith, LLC

De Joya Griffith, LLC
Certified Public Accountants

Corporate Headquarters:
De Joya Griffith, LLC
2580 Anthem Village Drive, Henderson, NV 89052 Phone: (702) 563-1600 Fax: (702) 920-8049